 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Anthera Pharmaceuticals, Inc.
Hayward, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S--3 (No. 333-175095, No. 333-179043, No. 333-187771, No. 333-187780 and No. 333-210166) and Form S--8 (No. 333-165714, No. 333-168970, 333-172100, No. 333-180144, No. 333-186679 No. 333-196740 and No. 333-213956) of Anthera Pharmaceuticals, Inc. of our reports dated March 16, 2017, relating to the consolidated financial statements and the effectiveness of Anthera Pharmaceuticals, Inc.’s internal controls over financial reporting, which appear in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

San Jose, California
March 16, 2017